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Exhibit 99.1

INSTRUCTIONS AS TO USE OF
ML MACADAMIA ORCHARDS, L.P.
RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT OR YOUR BANK OR BROKER
AS TO ANY QUESTIONS

        The following instructions relate to a rights offering (the "Rights Offering") by ML Macadamia Orchards, L.P., a master limited partnership organized under the laws of Delaware (the "Partnership"), to the holders of record of its Depositary Receipts, (the "Units"), as described in the Partnership prospectus dated [    ], 2012 (the "Prospectus"). Recordholders of Depositary Receipts as of 5:00 p.m., Eastern time, on                        , 2012 (the "Record Date") are receiving, at no charge, non-transferable subscription rights (the "Rights") to subscribe for and purchase new Depositary Receipts. In the Rights Offering, the Partnership is offering an aggregate of 7,500,000 Depositary Receipts.

        Each recordholder will receive one Right for each Depositary Receipt owned of record as of 5:00 p.m., Eastern time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on [    ], 2012 (the "Expiration Time"). Each Right allows the holder thereof to subscribe for one Depositary Receipt (the "Basic Subscription Right") at the cash price of $            per Depositary Receipt representing one Unit (the "Subscription Price"). For example, if a Depositary Receipt Holder owned 1,000 Depositary Receipts (representing 1,000 Units) as of the Record Date, it would receive 1,000 Rights and would have the right to purchase 1,000 Depositary Receipts (after rounding down to the nearest whole Depositary Receipt) at the Subscription Price per Depositary Receipt.

        Fractional Depositary Receipts resulting from the exercise of the Basic Subscription Right on an aggregate basis as to any Rights Holder will be eliminated by rounding down to the nearest whole Depositary Receipt, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the Expiration Time.

        The Partnership will not be required to issue Depositary Receipts to you if American Stock Transfer & Trust Company, LLC, as Subscription Agent, does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents.

        The Rights will be evidenced by non-transferable Rights certificates (the "Rights Certificates"). The number of Depositary Receipts you may purchase pursuant to your Basic Subscription Rights is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

        YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, AT OR BEFORE THE EXPIRATION TIME. ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE AND WILL BE VOID AND WORTHLESS WITHOUT ANY PAYMENT TO THE HOLDERS THEREOF.

1.     Method of Exercise of Rights

        To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Depositary Receipts subscribed for pursuant to the Basic Subscription Right to the Subscription Agent, at or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Depositary Receipts being subscribed for (a) by a cashier's check drawn upon a U.S. bank payable to "American Stock Transfer & Trust Company, LLC", (b) by an uncertified check drawn upon a U.S. bank payable to "American Stock Transfer & Trust Company, LLC", or (c) by wire transfer of immediately available funds, to the following account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering (the "Subscription Account"): "American Stock Transfer & Trust Company, LLC, JP Morgan Chase Bank, ABA # 021000021, A/C # 530-354624, Beneficiary: American Stock Transfer, Reference: "AST as Depository Agent for ML Macadamia", JP Morgan swift code is: CHASUS33. Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

        Payments will be deemed to have been received upon (i) clearance of any cashier's check or uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such time.

        The Rights Certificate, all other required subscription documents and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

Delivery by Mail:	Delivery by Hand, Express Mail or Overnight Courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P. O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

Telephone Number for Confirmation or Information: (800) 937-5449

Delivery to an address other than those above does not constitute valid delivery.

        By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

        If you send a payment that is insufficient to purchase the number of Depositary Receipts you requested, or if the number of Depositary Receipts you requested is not specified in the forms or exceeds the number of Depositary Receipts to which you are entitled, the exercise of your Rights will be given effect to the fullest extent possible based on the amount of the payment received (but not greater than the number to which your are entitled under your Rights), subject to the elimination of fractional Units. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, and we do not apply your full Subscription Price payment to your purchase of Units, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable following the Expiration Time.

2.     Issuance of Depositary Receipts; Return of Excess Payment

        The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Rights Certificate.

        (a)    Basic Subscription Right.    As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights Holder a direct registration account statement or, upon request, a Certificate for Depositary Receipts purchased pursuant to the Basic Subscription Rights.

        (b)    Excess Cash Payments.    As soon as practicable after the Expiration Time, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each applicable Rights Holder, without interest or penalty.

3.     Transferability of Rights

        The Rights are not transferable.

4.     Execution

        (a)    Execution by Registered Holder.    The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. All signatures must be an original. The Subscription Agent will not accept copies of signatures.

        (b)    Execution by Person Other Than Registered Holder.    If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, in a representative or other fiduciary capacity, such person must indicate his or her capacity when signing and proper evidence of authority of such person executing the Rights Certificate must accompany the same unless the Subscription Agent dispenses with proof of authority in its sole and absolute discretion. All signatures must be an original. The Subscription Agent will not accept copies of signatures.

        (c)    Medallion Signature Guarantees.    Your signature must be guaranteed by an Eligible Institution if you specify that Depositary Receipts are to be issued to someone other than the registered holder, or if you are transferring all or a portion of your Rights.

5.     Method of Delivery

        The method of delivery of Rights Certificates, all other subscription documents and payment of the subscription amount to the Subscription Agent will be at the risk of the Rights Holders. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Time.

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  Exhibit 99.1
INSTRUCTIONS AS TO USE OF ML MACADAMIA ORCHARDS, L.P. RIGHTS CERTIFICATES